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                                                                  EXHIBIT 99



PRESS RELEASE



                        AMSURG AUTHORIZES NEW $25 MILLION
                            STOCK REPURCHASE PROGRAM


NASHVILLE, Tenn. (March 31, 2004) - AmSurg Corp. (Nasdaq: AMSG) today announced that its Board of Directors has authorized a new stock repurchase program for up to $25 million of the Company's outstanding shares of common stock over the next 18 months. This authorization is in addition to the $25 million repurchase program the Board authorized in February 2003, under which AmSurg has repurchased 1,267,800 shares for $21.2 million and may purchase additional shares through August 2004. AmSurg has approximately 30.2 million shares outstanding. Share data in this release have been adjusted for the Company's three-for-two stock split effected on March 25, 2004.

Ken P. McDonald, President and Chief Executive Officer of AmSurg, commented, "The Board's authorization of this latest repurchase program reflects our confidence in AmSurg's prospects for long-term profitable growth. This authorization, combined with our strong cash flow and our debt capacity, gives us the capability to respond to market conditions affecting the pricing of AmSurg's stock."

AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At December 31, 2003, AmSurg owner a majority interest in 116 centers and had 12 centers under development.

                                    Contact:
                                                  Claire M. Gulmi
                                                  Senior Vice President and
                                                  Chief Financial Officer
                                                  (615) 665-1283





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